Exhibit 10.3
RESTRICTED STOCK AGREEMENT
     This Restricted Stock Agreement (this “Agreement”) is entered into as of January ___, 2009 by and between PRG-SCHULTZ INTERNATIONAL, INC., a Georgia corporation (“PRGX ”), and ROMIL BAHL (“Executive”).
W I T N E S S E T H:
     WHEREAS, PRGX and Executive are parties to an employment agreement effective as of even date herewith (the “Employment Agreement”); and
     WHEREAS, in connection with Executive’s hiring by PRGX as its Chief Executive Officer, PRGX agreed to grant certain inducement awards consisting of restricted stock in respect of 344,445 shares of PRGX’s common stock, no par value per share; and
     WHEREAS, these inducements are being granted outside of any shareholder-approved equity compensation plan of PRGX and have been approved by the Compensation Committee of PRGX’s Board of Directors and granted as an inducement material to commencement of Executive’s employment with PRGX in accordance with NASDAQ Marketplace Rule 4350(i)(1)(A)(iv); and
     WHEREAS, in accordance with Paragraph 3(d) of the Employment Agreement, in connection with Executive’s commencement of employment with PRGX, Executive is to receive restricted stock with respect to 344,445 shares of the common stock, no par value per share, of PRGX (the “Common Stock”).
     Therefore, the parties agree as follows:
     1. Grant of Shares. PRGX hereby grants to Executive, on the terms and subject to the conditions set forth in this Agreement, 344,445 shares of Common Stock (such shares, the “Shares”). The date of grant of the Shares (the “Grant Date”) is January ___, 2009. The Shares shall be nontransferable and forfeitable until the time they vest and become nonforfeitable as described herein. Of the 344,445 Shares, 233,334 Shares will vest and become nonforfeitable as set forth in subparagraph 2(a) below (the “Initial Shares”) and 111,111 Shares will vest and become nonforfeitable as set forth in subparagraph 2(b) below (the “One-Time Shares”).
     2. Vesting of the Shares. Subject to the earlier forfeiture of the Shares in accordance with the terms hereof, the Shares granted under this Agreement will become vested and nonforfeitable as follows:
          (a) 25% of the Initial Shares will become vested and nonforfeitable on each of the first, second, third and fourth anniversaries of the Grant Date, until the Initial Shares are vested and nonforfeitable in full, provided Executive remains in the continuous employ of PRGX through such date(s).
          (b) 50% of the One-Time Shares will become vested and nonforfeitable on each of the second and fourth anniversaries of the Grant Date, until the One-Time Shares are vested and nonforfeitable in full, provided Executive remains in the continuous employ of PRGX through such date(s).
          (c) Notwithstanding the foregoing, 100% of all the outstanding unvested Shares will become vested and nonforfeitable on a Change in Control (as defined in the Employment Agreement) to the extent not previously vested and nonforfeitable, provided Executive remains in the continuous employ of PRGX until the Change in Control.
          (d) Upon a termination of Executive’s employment by PRGX without Cause, by Executive for Good Reason, by Executive upon PRGX’s failure to renew the Employment Agreement or on Executive’s Incapacity (as defined in the Employment Agreement) or death (as set forth in the Employment Agreement), the outstanding unvested Shares will become vested and nonforfeitable upon such termination to the extent such Shares would have become vested and nonforfeitable based solely on the continued employment of Executive through the next anniversary of the Grant Date immediately following the termination of Executive’s employment.
          (e) The Compensation Committee of the Board of Directors of PRGX (the “Compensation Committee”) may, in its sole discretion, accelerate the vesting of all or a portion of the Shares without regard to whether the requirements for vesting thereof in subparagraphs 2(a), (b), (c) or (d) have been met.
     3. Non-Transferability of the Shares. Executive shall not assign or transfer any Shares while such Shares remain forfeitable, other than by will or the laws of descent and distribution. Notwithstanding the foregoing, however, Executive, with the approval of the Compensation Committee, may transfer such Shares for no consideration to or for the benefit of Executive’s Immediate Family (including, without limitation, to a trust for the benefit of Executive’s Immediate Family or to a partnership or limited liability company for one or more members of Executive’s Immediate Family), subject to such limits as the Compensation Committee may establish, and the transferee(s) shall remain subject to all the terms and conditions applicable to the Shares prior to transfer (including, without limitation, the provisions regarding vesting and forfeiture.). The term “Immediate Family” means Executive’s spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren (and, for this purpose, shall also include Executive). No right or interest of Executive or any transferee in the Shares shall be subject to any lien or any obligation or liability of the Executive or any transferee.
     4. Forfeiture of the Shares.
          (a) The portion of the Shares that is not vested and nonforfeitable pursuant to subparagraphs 2(a), (b), (c) or (d) as of the date of termination of Executive’s employment with PRGX will be forfeited automatically at the close of business on that date (or, if earlier, on termination of Executive’s employment by PRGX for Cause (as defined in the Employment Agreement)).
          (b) In no event may the Shares become vested and nonforfeitable, in whole or in part, after forfeiture pursuant to subparagraph 4(a).

     5. Investment Representations. PRGX may require Executive, as a condition of receipt of the Shares, to give written assurances in substance and form satisfactory to PRGX to the effect that Executive is acquiring the Shares for Executive’s own account for investment and not with any present intention of selling or otherwise distributing them, and to such other effect as PRGX deems necessary or appropriate in order to comply with applicable federal and state securities laws.
     6. Registration of the Shares. PRGX shall use its reasonable best efforts to file, within one year of the date hereof, a registration statement on Form S-8 under the Securities Act of 1934, as amended, to register the resale of the Shares.
     7. Compliance with Law. The Shares are subject to the requirement that, if at any time counsel to PRGX determines that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance of the Shares, then the Shares may not become vested and nonforfeitable, in whole or in part, unless the listing, registration, qualification, consent or approval has been effected or obtained on conditions acceptable to the Compensation Committee. Nothing in this Agreement will be deemed to require PRGX to apply for or to obtain the listing, registration, qualification, consent or approval.
     8. Recapitalization. If the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or other securities of PRGX by reason of any recapitalization, reclassification, stock split, stock dividend, combination, subdivision or similar transaction, then, subject to any required action by PRGX’s shareholders, the number of Shares and the kind of shares or other securities of PRGX that are subject to this Agreement are to be proportionately adjusted; except that no fractional shares are to be issued or made subject to this Agreement in making the foregoing adjustments. All adjustments made by the Compensation Committee under this paragraph 8 will be final, conclusive and binding upon Executive.
     9. Reorganization. If, while all or any portion of the Shares remain nontransferable and forfeitable, PRGX proposes to merge or consolidate with another corporation, whether or not PRGX is to be the surviving corporation, or if PRGX proposes to liquidate or sell or otherwise dispose of substantially all of its assets or substantially all of the outstanding shares of Common Stock are to be sold, or a Change in Control occurs (within the meaning of the Employment Agreement), then the Compensation Committee may, in its sole discretion, either (i) make appropriate provision for the protection of the Shares by the substitution on an equitable basis of (A) appropriate stock of the surviving corporation or its parent in the merger or consolidation, or other reorganized corporation that will be issuable in respect to the Shares when they vest, or (B) any alternative consideration as the Compensation Committee, in good faith, may determine to be equitable in the circumstances; and, in either case, require in connection therewith the surrender of the Shares so replaced; or (ii) in the case of a Change in Control, upon written notice to Executive, provide that the unvested and forfeitable portion of the Shares be forfeited within a specified number of days of the date of such notice (but only to the extent the Shares will not vest and become nonforfeitable on the Change in Control). In any such case, the

Compensation Committee may, in its discretion, accelerate the date on which the Shares, in whole or in part, become vested and nonforfeitable
     10. Rights as Shareholder. While the Shares remain subject to forfeiture in accordance with this Agreement, Executive shall have all rights of a stockholder with respect to such Shares, including the right to receive dividends and vote the Shares; provided, however, that during such period (i) Executive may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Shares other than as described above and (ii) PRGX shall retain custody of any certificates evidencing the Shares. In lieu of retaining custody of any certificates evidencing the Shares, the Shares granted under the Agreement, may, in PRGX’s discretion, be held in escrow by PRGX or reflected in PRGX’s books and records, until Executive’s interest in such Shares becomes vested and nonforfeitable. With respect to any Shares forfeited under this Agreement, Executive does hereby irrevocably constitute and appoint the Secretary of the Company or any successor Secretary of the Company (the “Secretary”) as his attorney to transfer the forfeited Shares on the books of the Company with full power of substitution in the premises. The Secretary shall use such authority to cancel any Shares that are forfeited under this Agreement.
     11. Withholding of Taxes. PRGX’s obligation to deliver Shares upon vesting is subject to Executive’s satisfaction of any applicable federal, state and local income and employment tax and withholding requirements in a manner and form satisfactory to PRGX. The Compensation Committee, to the extent applicable law permits, may allow Executive to pay such withholding amounts (i) by surrendering (actually or by attestation) shares of Common Stock that Executive already owns and, if necessary to avoid adverse accounting consequences, has held for at least six months (but only for the minimum required withholding), (ii) by a cashless exercise through a broker, (iii) by means of a “net exercise” procedure or (iv) by such other medium of payment as the Compensation Committee in its discretion shall authorize.
     12. No Special Employment Rights. No provision in this Agreement will be deemed to grant to Executive any right with respect to Executive’s continued employment with, or other engagement by, PRGX or interfere in any way with the ability of PRGX at any time to terminate Executive’s employment or other engagement or to increase or decrease Executive’s compensation from the rate in existence at the Grant Date.
     13. Other Employee Benefits. The amount of any compensation deemed to be received by Executive as a result of the vesting of the Shares will not constitute “earnings” with respect to which any other benefits of Executive are determined, including, without limitation, benefits under any pension, profit sharing, life insurance or salary continuation plan.
     14. Interpretation of this Agreement. All decisions and interpretations made by the PRGX Board or the Compensation Committee with regard to any question arising under this Agreement will be binding and conclusive on PRGX and Executive.
     15. Choice of Law. This Agreement is to be governed by the internal law, and not the laws of conflicts, of the State of Georgia.

     16. Successors and Assigns. Subject to paragraph 3, this Agreement is to bind and inure to the benefit of and be enforceable by Executive, PRGX and their respective heirs, executors, personal representatives, successors and assigns.
     17. Notices. Any notice provided for in this Agreement must be in writing and is to be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address indicated as follows:
Notices to Executive:
Romil Bahl

Notices to PRGX:
PRG-Schultz International, Inc.
600 Galleria Parkway
Suite 100
Atlanta, Georgia 30339-8426
Attn: Senior Vice President and General Counsel
or any other address or to the attention of any other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.
     18. Severability. Whenever possible, each provision of this Agreement is to be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any particular jurisdiction, that invalidity, illegality or unenforceability is not to affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in the particular jurisdiction as if the invalid, illegal or unenforceable provision had never been contained herein.
     19. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, that may have related to the subject matter hereof in any way.
     20. Amendment and Waiver. Subject to the next sentence, the provisions of this Agreement may be amended or waived only with the prior written consent of PRGX and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement is to affect the validity, binding effect or enforceability of this Agreement. PRGX unilaterally may waive any provision of this Agreement in writing to the extent that the waiver does not adversely affect the interests of Executive under this Agreement, but the waiver is not to operate as or be construed to-be a subsequent waiver of the same provision or a waiver of any other provision of this Agreement.
     21. Section 409A. It is intended that the Shares granted hereunder be exempt from the requirements applicable to nonqualified deferred compensation requirements subject to Section 409A of the Internal Revenue Code of 1996, as amended (the “Code”). For purposes of this Agreement, any action taken hereunder shall be undertaken in a manner that will not negatively affect the status of the Restricted Stock as exempt from treatment as deferred compensation subject to Section 409A of the Code unless such action otherwise complies with Section 409A of the Code to the extent necessary to avoid noncompliance.
[SIGNATURE PAGE TO FOLLOW]

     The parties are signing this Agreement as of the date stated in the introductory clause.

PRG-SCHULTZ INTERNATIONAL, INC.
By:
Name:
Title:

Romil Bahl

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